Exhibit 99.1

(1)     In accordance with Securities and Exchange Commission Release No. 34-39538 (January 12, 1998), this Form 4 is being filed by Credit Suisse AG (the “Bank”), a Swiss bank, on behalf of its subsidiaries to the extent that they constitute the Investment Banking division (the “Investment Banking division”), the Alternative Investments business (the “AI Business”) within the Asset Management division (the “Asset Management division”) and the U.S. private client services business (the “U.S. PCS Business”) within the Private Banking division (the “Private Banking division”) (the “Reporting Person”).  The address of the Bank's principal business and office is Uetlibergstrasse 231, P.O. Box 900, CH 8070 Zurich, Switzerland.  The address of the Reporting Person's principal business and office in the United States is Eleven Madison Avenue, New York, New York 10010.

The Bank owns directly a majority of the voting stock, and all of the non-voting stock, of Credit Suisse Holdings (USA), Inc. (“CS Hldgs USA Inc”), a Delaware corporation.  The address of CS Hldgs USA Inc's principal business and office is Eleven Madison Avenue, New York, New York 10010.  The ultimate parent company of the Bank and CS Hldgs USA Inc, and the direct owner of the remainder of the voting stock of CS Hldgs USA Inc, is Credit Suisse Group AG (“CSG”), a corporation formed under the laws of Switzerland.

CS Hldgs USA Inc owns all of the voting stock of Credit Suisse (USA), Inc. (“CS USA Inc”), a Delaware corporation and holding company.  The address of the principal business and office of each of CS USA Inc is Eleven Madison Avenue, New York, NY 10010.

Sprout Capital IX, L.P. (“Sprout IX”), Sprout Entrepreneurs Fund, L.P. (“Sprout Entrepreneurs”) and Sprout IX Plan Investors, L.P. (“IX Plan”) are Delaware limited partnerships that make investments for long-term appreciation. DLJ Capital Corporation (“DLJCC”), a Delaware corporation and a wholly owned subsidiary of CS USA Inc, acts as a venture capital partnership management company.  DLJCC is also the general partner of Sprout Entrepreneurs.  DLJCC is also the managing general partner of Sprout IX and, as such, is responsible for its day-to-day management.  DLJCC makes all of the investment decisions on behalf of Sprout IX and Sprout Entrepreneurs.  DLJ Associates IX, L.P. (“Associates IX”), a Delaware limited partnership, is a general partner of Sprout IX and in accordance with the terms of the relevant partnership agreement, does not participate in investment decisions made on behalf of Sprout IX.  DLJ Capital Associates IX, Inc. (“DLJCA IX”), a Delaware corporation and wholly owned subsidiary of DLJCC, is the managing general partner of Associates IX.  DLJ LBO Plans Management Corporation II (“DLJLBO II”), a Delaware corporation, is the general partner of IX Plan and, as such, is responsible for its day-to-day management.  DLJLBO II makes all of the investment decisions on behalf of IX Plan.  DLJLBO II is an indirect wholly owned subsidiary of CS USA Inc.  The address of the principal business and office of each of DLJCC, DLJCA IX, Associates IX, Sprout IX, Sprout Entrepreneurs, IX Plan and DLJLBO II is Eleven Madison Avenue, New York, New York 10010.

CSG is a global financial services company, active in all major financial centers and providing a comprehensive range of banking products.  The Bank is comprised of the Investment Banking division, the Asset Management division and the Private Banking division.  The Investment Banking division provides financial advisory and capital raising services and sales and trading to institutional, corporate and government clients worldwide.  The Asset Management division provides asset management and investment advisory services to institutional, mutual fund and private investors worldwide and offers products across a broad range of investment classes, including alternative investments.  The Private Banking division offers global private banking and corporate and retail banking services in Switzerland. CSG's business address is Paradeplatz 8, P.O. Box 1, CH 8070 Zurich, Switzerland.

CSG, for purposes of the federal securities laws, may be deemed ultimately to control the Bank and the Reporting Person.  CSG, its executive officers and directors, and its direct and indirect subsidiaries (including those subsidiaries that constitute the Asset Management division (other than the AI Business) (the “Traditional AM Business”) and the Private Banking division (other than the U.S. PCS Business) (the “Non-U.S. PB Business”)) may beneficially own securities to which this Form 4 relates and such securities are not reported in this Form 4.  CSG disclaims beneficial ownership of shares of Common Stock beneficially owned by its direct and indirect subsidiaries, including the Reporting Person.  Each of the Traditional AM Business and the Non-U.S. PB Business disclaims beneficial ownership of shares of Common Stock beneficially owned by the Reporting Person.  The Reporting Person disclaims beneficial ownership of shares of Common Stock beneficially owned by CSG, the Traditional AM Business and the Non-U.S. PB Business.

(2)      On April 11, 2010, the Reporting Person exercised warrants to purchase 1,615,385 shares of Common Stock for $1.41 a share.  The Reporting Person paid the exercise price on a cashless basis, resulting in the Issuer withholding 216,526 shares of Common Stock to pay the exercise price and issuing to the Reporting Person the remaining 1,398,859 shares.  Pursuant to a waiver of certain restrictions on the right to exercise the warrants that was obtained from the Issuer in connection with the transactions reported herein, all of the warrants were immediately exercisable.  269,231 of the warrants had an expiration date of October 30, 2014, and 1,346,154 of the warrants had an expiration date of September 26, 2014. Sprout IX exercised 1,535,136 warrants on a cashless basis for 1,329,367 shares of Common Stock; IX Plan exercised 74,008 warrants on a cashless basis for 64,088 shares of Common Stock; and Sprout Entrepreneurs exercised 6,241 warrants on a cashless basis for 5,404 shares of Common Stock.

(3)      After giving effect to the transactions reported herein, includes 7,916,403 shares of Common Stock beneficially owned directly by Sprout IX, 388,388 shares of Common Stock beneficially owned directly by IX Plan, and 31,792 shares of Common Stock beneficially owned directly by Sprout Entrepreneurs.